EXHIBIT 24

CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Judy Salem, individually, and on behalf of
The Estate of Robert Salem (the "Estate"), has authorized and designated David
Wayne Winters,
Esq. to execute and file on the behalf of each of the undersigned (individually, and as Executrix
of the Estate) all Forms 3, 4 and 5 (including any amendments thereto) that either of the undersigned
maybe required to file with the U.S. Securities and Exchange Commission as a result of Ms. Salem's or
the Estate's beneficial ownership of or transactions in securities of Home
Diagnostics, Inc. The authority
of David Wayne Winters, Esq. under this Statement shall continue for so long as either of the undersigned
is required to file Forms 3, 4 and 5 with regard to either of the undersigned's ownership of or transactions
in securities of Home Diagnostics, Inc., unless earlier revoked in writing. Each of the undersigned acknowledges
that David Wayne Winters is not assuming any of the responsibilities of either of the undersigned to comply
with Section 16 of the Securities Exchange Act of 1934.

Dated: September 16, 2006

/s/ JUDY SALEM
Judy Salem

THE ESTATE OF ROBERT SALEM

By:   /s/ JUDY SALEM
Judy Salem Executrix